Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference our report dated May 15, 2026 in the Registration Statement on Form S-8, relating to the audit of the consolidated balance sheets of CCH Holdings Ltd (“the Company”) as of December 31, 2024 and 2025, and the related consolidated statements of operations and comprehensive income/(loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2025, and the related notes.

/s/ ST & Partner PLT

ST & Partner PLT

Selangor Darul Ehsan, Malaysia

August 25, 2026